Exhibit 99.1

NEWS RELEASE

Kosmos Energy Announces results of Pontoenoe-1 well AND provides operational and financial update

DALLAS, Texas, October 10, 2018 – Kosmos Energy (NYSE/LSE: KOS) announced today that it has completed drilling the Pontoenoe-1 exploration well in Block 42 offshore Suriname.

Pontoenoe-1 was designed to test late Cretaceous reservoirs in a stratigraphic trap charged from oil mature Albian and Cenomanian-Turonian source kitchens. The well was located offshore Suriname approximately 280 kilometers northwest of Paramaribo in approximately 2,497 meters of water and has been drilled to a total depth of approximately 6,194 meters.

The prospect was fully tested but did not discover commercial hydrocarbons. High-quality reservoir was encountered, but the primary exploration objective proved to be water bearing. Kosmos believes there was evidence of a working source kitchen and the prospect failed due to a lack of trap. The well will now be plugged and abandoned and the well results integrated into the ongoing evaluation of the remaining prospectivity in Kosmos’ acreage position.

Andrew G. Inglis, chairman and chief executive officer, said: “We are in the early stages of exploring the emerging Suriname-Guyana basin, and given the indications of a mature source, quality cretaceous reservoir, and the independent nature of the prospectivity we believe there is significant remaining potential in Block 42. Our current plan is to test the next prospect in 2020.”

Kosmos holds rights in the Block 42 contract area under a production sharing contract with the Government of Suriname’s Staatsolie Maatschappij Suriname N.V. (“Staatsolie”). The block ranges in water depth between approximately 2,000 and 2,500 meters and covers an area of over 6,000 square kilometers gross. Kosmos (33.3 percent) is the exploration operator of Block 42 and is joined by its partners Hess (NYSE:HES) (33.3 percent) and Chevron (NYSE:CVX) (33.3 percent).

In addition, Kosmos today provides an operational and financial update in advance of releasing its third quarter 2018 results given the closure of the Deep Gulf Energy (“DGE”) acquisition on September 14, and the incorporation of the assets into Kosmos’ third quarter results from closure to quarter end:

BUSINESS UPDATE

Kosmos continues its evolution into a full-cycle exploration and production company positioned to deliver sustainable growth from a balanced portfolio. For the full year 2018, Kosmos expects to generate substantial free cash flow and remains on track to meet the Company’s previously communicated year-end 2018 net leverage target. This strong cash flow generation will allow Kosmos to initiate a dividend in the first quarter of 2019.

Production Optimization & Exploitation – well work and infill drilling

Ghana production continues to grow

Production in Ghana continues to grow following the Jubilee turret remediation work and the new wells brought online at both Jubilee and TEN during the quarter.

At Jubilee, production averaged approximately 94,500 barrels of oil per day (bopd) for the quarter, delivering two cargos net to Kosmos, as expected. One new producer well at Jubilee was brought online in the third quarter, with a second expected in the fourth quarter. Production from these wells, together with enhancements to gas handling capacity, is expected to increase Jubilee production towards the FPSO nameplate capacity of 120,000 bopd.

At TEN, production averaged approximately 62,600 bopd for the quarter, delivering one cargo net to Kosmos, as expected. One new producer well at Ntomme came online in August. Kosmos expects this well to support current production levels of approximately 70,000 bopd through the end of the year when a second new production well is due to be brought onstream to increase production towards the FPSO nameplate capacity. The TEN FPSO has previously been tested at rates above the 80,000 bopd nameplate capacity, and Kosmos expects to further test this capacity in 2019 as additional wells come onstream.

The Partnership approved a second rig in Ghana, which arrived in late-September. The second rig will be used for drilling operations, with the current rig set up for a continuous completion program. Taking advantage of low rig rates in the current environment enables the Partnership to accelerate the addition of new wells in Ghana, increasing production towards FPSO capacity sooner, with the goal of maintaining gross production from Jubilee and TEN of 180,000 to 200,000 bopd over the next three years.

Equatorial Guinea on track for one-year payback

Production in Equatorial Guinea averaged approximately 42,500 bopd in the third quarter, and with strong performance in the first half of the year the company remains on track to meet guidance for the year of 43,000 bopd. The installation of electrical submersible pumps (“ESP”) to increase artificial lift capacity and enhance production is expected to begin early in the fourth quarter. As of the end of the third quarter, Kosmos has received approximately $208 million in dividends from the Kosmos-Trident joint venture (90 percent of the purchase price) and remains on track for a one-year payback.

Gulf of Mexico delivering early growth

At Odd Job (Kosmos 55% WI), a second development well was brought online in late September and connected to the Delta House Floating Production System (FPS), providing near-term growth at the field. A third Odd Job well was drilled in May, exceeding pre-drill resource estimates, and is expected to start production through existing subsea infrastructure to the Delta House FPS by early 2020.

Gulf of Mexico production during the period from transaction close until the end of the third quarter averaged approximately 24,000 barrels of oil equivalent per day (boepd). Production in the Gulf of Mexico during the third quarter, including periods prior to the transaction closing, was approximately 24,200 boepd.

Short-Cycle Production Growth – infrastructure-led exploration

Gulf of Mexico short-cycle tie-back strategy delivering results

As part of the DGE transaction, Kosmos acquired a portfolio of short-cycle growth assets, including a high-quality inventory of exploration prospects. During the third quarter, the Nearly Headless Nick prospect (Kosmos 21.95% WI) was successfully drilled to a total depth of 5,807 meters (19,052 feet) and encountered 26 meters (85 feet) of net pay in the Middle Miocene objective. Nearly Headless Nick is a sub-sea tie back, which is expected to be brought online through the Delta House facility in 2020, adding near-term reserves and production growth. Early delivery of this short-term growth opportunity highlights the value of the DGE acquisition.

Competition for basin access remains near historical lows and, in August, Kosmos expanded its inventory as one of the most active participants in Gulf of Mexico Lease Sale 251 with apparent high bids on seven deepwater blocks. These blocks include three with low risk prospects and one with a Wilcox discovery relinquished by a major. As part of the Company’s strategy to expand its position in the Gulf of Mexico, in the third quarter Kosmos incurred approximately $50 million of exploration expense to acquire seismic over new prospective areas and to re-license seismic over existing fields.

Equatorial Guinea seismic acquisition to identify short-cycle tie-back prospects complete

During the quarter, Kosmos continued acquiring seismic over Blocks S, W, EG-21 and EG-24 and the company will process the seismic with the objective of high grading prospects for drilling in 2019.

Development of World-Scale Discoveries – Potential for multiple LNG hubs provides long-term growth

Tortue Phase 1 targeting FID around year-end

In partnership with BP, the Company continues to make progress in Senegal and Mauritania with the Tortue LNG development. The first phase Unit Development Plan has been submitted to the energy ministries of both countries and all parties are aligned and actively working to achieve a final investment decision (FID) around year-end.

Longer-Cycle Frontier Exploration – Potential for hub-scale discoveries creates future optionality

Kosmos continues to advance its frontier exploration program with a strong portfolio of high-impact exploration opportunities for long-term, sustainable growth and expects to be active in 2019 with a number of exploration and appraisal opportunities. Kosmos maintains an active new ventures and seismic acquisition program to enable drilling in 2020 and beyond.

Financial Update

Balance sheet remains strong, supported by disciplined capital allocation

Excluding the DGE acquisition purchase price, Kosmos now expects 2018 capital expenditures to total approximately $400 million. This amount includes Kosmos’ original 2018 budget of approximately $300 million, as well as $100 million in the Gulf of Mexico. As referenced above, the Gulf of Mexico capital budget is comprised of approximately $50 million of seismic expenditures and $50 million of drilling and completion expenditures.

For the full year 2018, Kosmos expects to generate substantial free cash flow and is on track to meet the Company’s previously communicated year-end 2018 net leverage target. This strong cash flow generation will allow Kosmos to initiate a dividend in the first quarter of 2019. Kosmos exited the quarter with net debt of approximately $2.0 billion and liquidity of approximately $650 million.

The following table provides a current estimate of operational and financial performance for the third quarter of 2018, including the stub period inclusive of the Company’s Gulf of Mexico assets. Exploration expense includes approximately $12 million of unsuccessful well costs attributed to Suriname drilling.

Third Quarter Financial Update

	Kosmos			Gulf of Mexico			Total				Equatorial Guinea
Production										Production

Gross (Bopd)										Gross (Bopd)	42,500
Jubilee	94,500
TEN	62,600									Net Sales
										Volume (Mboe)	2,850	-	2,950
Net Sales										Cargos	3
Oil (MBbls)	2,920	-	2,950	290	-	320	3,210	-	3,240
NGLs (MBbls)				27	-	33	27	-	33	Revenue ($MM)	$210	-	$220
Gas (MMcf)				290	-	310	290	-	310
Oil Equivalent (Mboe)	2,920	-	2,950	365		405	3,285	-	3,355	Opex ($/boe)	$13.75	-	$15.75

Cargos	3									DD&A ($/boe)	$10.50	-	$12.50
										Basis Difference Amortization ($/boe)	$13.75	-	$15.75
Revenue ($MM)	$216	-	$220	$22	-	$26	$238	-	$246
										Income tax expense (benefit) ($/boe)	$16.00	-	$18.00
Opex ($/boe)	$15.00	-	$19.00	$10.00	-	$12.00	$15.00	-	$18.00	% Cash	0%

Facilities modifications ($MM)	$10	-	$12				$10	-	$12

G&A ($MM)	$24	-	$26	$1	-	$3	$25	-	$29
% Cash	65%			100%			65%

Exploration expense ($MM)	$36	-	$40	$48	-	$52	$84	-	$92

DD&A ($/boe)	$23.00	-	$26.00	$23.00	-	$27.00	$23.00	-	$26.00

Interest expense, net ($MM)							$20	-	$25

Derivatives (gain) loss, net ($MM)	$44	-	$50	$8	-	$12	$52	-	$62

Income tax expense (benefit) ($/boe)
Current							$3.50	-	$5.50
Deferred							$4.75	-	$6.75

Cash settlements on commodity derivatives ($MM)	$44	-	$48	$3	-	$5	$47	-	$53

About Kosmos Energy

Kosmos is a well-capitalized, pure play deepwater oil and gas company with growing production, a pipeline of development opportunities and a balanced exploration portfolio along the Atlantic Margins. Our assets include production offshore Ghana, Equatorial Guinea and Gulf of Mexico, a competitively positioned Tortue gas project in Mauritania and Senegal and a sustainable exploration program balanced between proven basins (Gulf of Mexico and Equatorial Guinea), emerging basins (Mauritania, Senegal and Suriname) and frontier basins (Cote d'Ivoire and Sao Tome and Principe). As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2017 Corporate Responsibility Report. For additional information, visit www.kosmosenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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CONTACT:

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Media Relations

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